SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is being entered into by Workiva Inc. and Mithun Banarjee (together, “Parties”). All capitalized terms not defined herein will have the meaning set forth in the Amended and Restated Employment Agreement between the Parties, dated June 8, 2021 and amended February 21, 2022 (“Employment Agreement”).

WHEREAS, Mr. Banarjee has been employed by Workiva subject to the terms of the Employment Agreement;

WHEREAS, Mr. Banarjee has received certain equity grants in connection with his employment, pursuant to the (a) Amended and Restated Workiva Inc. 2009 Incentive Plan, (b) Workiva Inc. 2014 Equity Incentive Plan, as Amended and Restated Effective June 1, 2022, and (c) Workiva Inc. Nonqualified Deferred Compensation Plan (collectively, “Plans”) (all options, shares and share units issued to Mr. Banarjee, in the aggregate, pursuant to the Plans, “Equity Awards”);

WHEREAS, the Parties have mutually agreed to set aside the termination provisions of the Employment Agreement and separate pursuant to the terms of this Agreement; and

WHEREAS, the Parties wish to resolve all matters related to Mr. Banarjee’s employment with and separation from Workiva in an amicable manner.

THEREFORE, the Parties agree as follows:

1.SEPARATION DATE.

1.1.    Mr. Banarjee’s separation from employment with Workiva will be effective at the close of business on September 1, 2022 (“Separation Date”).

1.2.    Sections 5.1 through 5.6 of the Employment Agreement are superseded in their entirety by mutual agreement of the Parties and replaced by the terms of this Agreement.

2.VALUABLE CONSIDERATION.

2.1.    Any unvested Equity Awards will vest as of the Separation Date in accordance with the terms for a termination by the Company without Cause; provided, however, that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement or the Workiva Inc. Nonqualified Deferred Compensation Plan, or that are required under § 409A of the Code, will remain in effect. For the avoidance of doubt, (i) Equity Awards which are restricted stock units (other than performance stock units) will vest in full on the Separation Date, and (ii) Equity Awards which are performance stock units will vest at target performance.

2.2.    To the extent taxes are due upon delivery of shares associated with the Equity Awards, Workiva will not withhold shares to cover such taxes. Mr Banarjee will pay Workiva cash for this tax withholding prior to the relevant distribution date.

2.3.    Subject to Mr. Banarjee’s timely election to continue his health insurance pursuant to COBRA, Workiva will make the full premium payments on his behalf for 18 months or until he is eligible for the benefits of another employer, whichever occurs first.

2.4.    Mr. Banarjee acknowledges that the benefits described above are over and above anything owed to him by law, contract or under the policies of the Workiva, and that they are being provided to him in exchange for his entering into this Agreement.

3.RELEASE, WAIVER AND COVENANTS NOT TO SUE.

3.1.    Mr. Banarjee hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Workiva, including its owners, officers, directors, employees, affiliates, agents, successors and/or assigns (Workiva together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act, and their state law equivalents. It also includes any common law claims, such as contract and tort claims.

3.2.    Mr. Banarjee agrees not to file any lawsuit based on claims he has released in this Agreement.

3.3.    Mr. Banarjee understands that nothing in this Agreement prevents him from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Mr. Banarjee further understands that this Agreement does not limit his ability to file a complaint or participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information, without notice to Workiva, provided that he agrees to waive rights to any monetary recovery, except for any monetary recovery as a whistleblower.

3.4.    This release and waiver by Mr. Banarjee does not apply to any suit to enforce this Agreement or to any claims under the Age Discrimination in Employment Act that may arise after the date on which Mr. Banarjee executes this Agreement.

4.RETURN OF PROPERTY.

4.1.    Mr. Banarjee agrees that he will return to Workiva by no later than September 30, 2022, all tangible items or property belonging to Workiva, unless otherwise agreed to in writing by the Company. Mr. Banarjee understands that his receipt of benefits pursuant to this Agreement is contingent upon the return of all property.

5.CONFIDENTIALITY.

5.1.    Mr. Banarjee agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Workiva, except that he may discuss the terms of this Agreement with his attorney, spouse, tax advisor and as required by law.

5.2.    Mr. Banarjee acknowledges and agrees to abide by his ongoing obligation, pursuant to the Employment Agreement, to maintain the confidentiality of all Workiva proprietary information.

6.NON-DISPARAGEMENT.

6.1.    Mr. Banarjee confirms and agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way, however, he is not prohibited from testifying truthfully under oath or providing truthful information in connection with an agency proceeding.

7.KNOWING AND VOLUNTARY RELEASE.

7.1.    Mr. Banarjee has been given this Agreement on August 31, 2022 and has 21 days in which to consider whether to execute it.

7.2.    Mr. Banarjee agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.

7.3.    MR. BANARJEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

8.ENTIRE AGREEMENT AND SEVERABILITY.

8.1.    The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have, with the exception of the terms of the Plans and those terms of the Employment Agreement which expressly survive the termination of Mr. Banarjee’s employment and/or are designated herein as provisions that survive.

9.APPLICABLE LAW.

9.1.    This Agreement is governed by the laws of the State of Iowa without regard for its choice of law principles.

10.EFFECTIVE DATE.

10.1.    To accept the terms of this Agreement, Mr. Banarjee must sign and deliver it to Workiva, c/o Emily Forrester.

10.2.    Mr. Banarjee may revoke this Agreement during the seven-day period immediately following his execution of the Agreement by delivering written notice of revocation to Workiva, c/o Ms. Forrester.

10.3.    Assuming no revocation, this Agreement will become final and binding on both Parties on the eighth day following Employee’s execution of this Agreement (“Effective Date”).

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

MITHUN BANARJEE	WORKIVA INC.

/s/ Martin J. Vanderploeg
/s/ Mithun Banarjee	Title: Chief Executive Officer
Date: August 31, 2022	Date: September 1, 2022